Exhibit 10.1

19505 Biscayne Blvd. • Suite 2350 • Aventura, FL 33180 • legal@ascentpartnersllc.com

To:

TG-17, Inc.

18 West 18th Street, 6th Floor

New York, NY 10011

Email: Doron.Kempel@ourbond.com

Attention:	Doron Kempel
Chief Executive Officer

March 29, 2026

Re: Amendment No. 2

Dear Mr. Kempel:

Reference is made to the Securities Purchase Agreement, dated as of October 27, 2025, as amended (the “Equity Line SPA”) by and between Our Bond Inc., a Nevada corporation (together with its successors and permitted assigns, the “Company”), and Ascent Partners Fund LLC, a Delaware limited liability company (the “Purchaser”), under the terms and subject to the conditions of which the Company has the right, but not the obligation, to require the Purchaser to purchase up to $300 million of the Company’s common stock, between the Company and the Purchaser. Capitalized terms used but not defined herein are used as defined in the Equity Line SPA, including by reference in Schedule I thereof to definitions in other Transaction Documents.

Subject to the terms and conditions set forth herein, and effective on the later of (i) the date hereof and (ii) the date of payment of all Obligations due on or before, but after giving effect to, the effective date of this amendment (including all other costs, expenses and fees due under any Transaction Document after giving effect to this amendment and invoiced prior to such effective date) (the “Amendment Effective Date”), the following Transaction Documents are hereby amended as follows:

Equity Line SPA

●	Regular Closings.

Section 1.1 (b) (i) of the Equity Line SPA is hereby amended by replacing in its entirety “$500,000” with “$1,000,000” wherever it appears therein.

●	Advance Notices.

Section 1.1 (e) (iii) of the Equity Line SPA is hereby amended by replacing in its entirety the first two sentences with:

“To be effective, the Company may deliver an Advance Notice at any time during a Trading Day on the applicable Closing Date for any Regular Closing or Expanded Closing, and upon delivery thereof, the Purchaser shall be obligated to accept such Advance Notice in accordance with the terms hereof. Notwithstanding anything to the contrary herein, the Company may deliver multiple Advance Notices and consummate multiple Closings within the same Trading Day, provided that the Purchaser has certified to the Company that all conditions contemplated herein have been satisfied or waived.”.

●	Expanded Closings.

Section 1.1 (c) is hereby amended by replacing in its entirety “provided, that, without the consent of the Purchaser, the Expanded Purchase Price paid in connection with any Expanded Closing shall not exceed $5,000,000” with “provided, that, without the consent of the Purchaser, (i) the Company may only deliver an Advance Notice for an Expanded Closing on a trading day on which the bid price of the Common Stock as reported by Bloomberg L.P. is at least fifteen percent (15%) greater than the Official Closing Price of the Common Stock on the immediately preceding trading day, and (ii) the Company may only deliver an Advance Notice for an Expanded Closing if the volume for the shares of Common Stock on the Expanded Closing Date exceeds three (3) times the average daily trading volume of the Common Stock on the Principal Trading Market for the ten (10) trading days immediately preceding such Expanded Closing Date. Notwithstanding the foregoing, if the average daily traded value of the Common Stock on the Principal Trading Market for the ten (10) Trading Days immediately preceding such Expanded Closing Date, excluding the single Trading Day with the highest daily traded value, exceeds $4,000,000, then the Company may deliver an Advance Notice for an Expanded Closing.”.

●	VWAP definition.

Subpart (A) of the definition of “VWAP” in Section 1.1 is hereby amended to read as follows:

“(A) the dollar volume-weighted average price for such Security on the Principal Trading Market for such Security during the period beginning at 4:00:00 a.m., New York time, and ending at 8:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “VWAP” function; or”

●	Daily Trade Value definition.

The definition of “Daily Trade Value” in Section 1.1 is hereby amended to read as follows:

““Daily Traded Value” means, on any Trading Day, the product of (a) the total daily trading volume of the Common Stock on the all exchanges during extended trading hours and regular trading hours, as reported by Bloomberg, L.P., and (b) the VWAP of the Common Stock for that Trading Day.”

●	Volume definition.

A new definition is hereby added to Section 1.1 as follows:

With respect to any trading day, the term “volume” means, with respect to any trading day, the total trading volume of the Common Stock on the Principal Trading Market during extended trading hours and regular trading hours, as reported by Bloomberg, L.P.

●	Effective Date clarification.

The term Effective Date shall mean, for all purposes, the effective date of the Registration Statement.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Purchase Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and the provisions in this amendment amending the Purchase Agreement shall be read together and construed as a single agreement with the Purchase Agreement. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any Default or Event of Default (whether or not existing on the date hereof), right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Holder or the Collateral Agent to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents.

Each Company Party hereby agrees that it continues to guaranty, jointly and severally, absolutely, unconditionally and irrevocably, pursuant to the Guaranty, as primary obligor and not merely as surety, the full and punctual payment when due of the Obligations of any other Company Party owing under the Transaction Document as modified hereby (subject to the limitations set forth in the Guaranty) and that the terms hereof shall not affect in any way its obligations and liabilities, as expressly modified hereby, under the Transaction Documents. Each Company Party hereby reaffirms (a) all of its obligations and liabilities under the Transaction Documents as modified hereby, and agrees that such obligations and liabilities shall remain in full force and effect and (b) all Liens granted under the Transaction Documents, and agrees that such Liens shall continue to secure the Obligations.

In further consideration for the execution of this amendment by the Holder and without limiting any rights or remedies the Holder or any of its Related Parties may have, each Company Party hereby releases each of the Holder and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of any Company Party or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of any Company Party or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and any Company Party or any Subsidiary of any Company Party. Each Company Party, each for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, this amendment is subject to various interpretative and miscellaneous sections set forth in the Equity Line SPA and other Transaction Documents that apply expressly to all Transaction Documents, located principally Article V (Miscellaneous) of the Equity Line SPA (but also, without limitation, in Section 4.6 (Indemnification of Each Purchaser Party) thereof), including Section 5.2 (Fees and Expenses) thereof (which provides, without limitation, reimbursement to the Purchaser Parties for fees, costs and expenses of negotiation, preparation, execution and signing of this amendment or otherwise relating to this amendment or the transactions contemplated herein) and Sections 5.3(a) (Entire Agreement), 5.3(b) (Amendments), 5.3(c) (Beneficiaries, Successors and Assigns), 5.3(d) (No Implied Waivers or Notice Rights), 5.3(e) (Counterparts), 5.3(f) (Electronic Signatures), 6.4 (Notices), 5.8 (Severability) and 5.16 (Interpretation) (containing various interpretative provisions and additional definitions) thereof. In addition, without limitation, (a) Section 5.7 (Governing Law; Courts) thereof provides that this amendment shall be governed by and construed in accordance with the laws of the State of Delaware and that Proceedings in respect hereto shall be brought exclusively in the state or federal courts sitting in the City of New York, Borough of Manhattan (subject to certain exceptions for enforcement Proceedings brought by the Purchaser or any Purchaser Party) and (b) in Section 5.17 (Waiver of Jury Trial and Certain Other Rights), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference.

[Signature Pages Follow]

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC,
as Holder

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Signatory

Accepted and Agreed
As of the Date First Written Above:

Our Bond Inc.,
as Company

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

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